Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 16, 2018 (except for Note 14 as to which the date is October 23, 2018), with respect to the consolidated financial statements of YETI Holdings, Inc. contained in the Final Prospectus, filed on October 23, 2018, relating to the Registration Statement on Form S-1 (File No. 333-227578) which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Dallas, Texas

October 25, 2018